Exhibit 99.1—Press Release of United Fire Group, Inc. dated May 17, 2019
United Fire Group, Inc. Reports on Annual Meeting of Shareholders

•	Directors Elections to the Board of Directors Announced

•	New Officer Elections Announced
Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 17, 2019 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that shareholders elected four Class B Directors to our 12-member board at the 2019 Annual Meeting of Shareholders held on May 15, 2019.
The following individuals were each elected to serve three-year terms expiring in 2022:

•	John-Paul E. Besong, former Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins (now known as Collins Aerospace) in Cedar Rapids, Iowa;

•	James W. Noyce, former Chief Executive Officer and Director of FBL Financial Group, Inc. in West Des Moines, Iowa;

•	Mary K. Quass, President and Chief Executive Officer of NRG Media, LLC in Cedar Rapids, Iowa; and

•	Kyle D. Skogman, President of Skogman Construction Co. of Iowa in Cedar Rapids, Iowa.
In other official business, our shareholders:

•	ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019; and

•	approved, on an advisory basis, the compensation of the Company's named executive officers.
New Officer Elections
The Company is pleased to announce the following officer elections effective May 15, 2019:

Dawn M. Jaffray
United Fire Group, Inc. elected Senior Vice President & Chief Financial Officer Dawn M. Jaffray to Executive Vice President.
Scott Bailey
United Fire & Casualty Company elected Surety Underwriting Manager Scott Bailey as an Assistant Vice President.
Kathleen Goldsmith
United Fire & Casualty Company elected Application Development Manager Kathleen Goldsmith as an Assistant Vice President.

Ward Johnson
United Fire & Casualty Company elected Risk Control Manager Ward Johnson as an Assistant Vice President.
Sarah Madsen
United Fire & Casualty Company elected Assistant General Counsel Sarah Madsen as an Assistant Vice President.
James Moen
United Fire & Casualty Company elected Underwriting Manager James Moen as an Assistant Vice President.
Casey Prince
United Fire & Casualty Company elected Marketing Communications Manager Casey Prince as an Assistant Vice President.
Steve Watters
United Fire & Casualty Company elected Surety Claims Manager Steve Watters as an Assistant Vice President.
About UFG—Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com.
Contact—Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or rpatten@unitedfiregroup.com.

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